UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2006

VistaPrint Limited

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court 22 Victoria Street Hamilton, Bermuda	HM 12
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 2, 2006, Harpreet Grewal joined VistaPrint USA, Incorporated, the wholly-owned subsidiary of VistaPrint Limited (the “Company”), as Executive Vice President and Chief Financial Officer, and will serve as principal financial and accounting officer of the Company. Under the terms of the Company’s offer letter to Mr. Grewal, the Company agreed to pay Mr. Grewal a starting base salary of $225,000 per year, as well as a target cash bonus of $128,000 per year, payable quarterly, based on the Company’s performance against revenue and earnings targets pursuant to the Executive Officer Fiscal Year 2007 Bonus Plan. For the first 12 months, Mr. Grewal’s bonus will be paid out at no less than 100% of target. Mr. Grewal also will receive a $100,000 sign-on bonus, and a lump-sum payment of $60,000 to compensate him for leaving his prior employment prior to payout of his full 2006 bonus.

In addition, the Company will grant Mr. Grewal on October 31, 2006 an award of 100,000 restricted share units (“Units”). The Units will vest over a four year period at the rate of 25% on October 2, 2007 and 6.25% quarterly thereafter, and upon vesting will be payable on a one-for-one basis in Common Shares of the Company, $.001 par value per share (the “Common Shares”). The Company will also grant Mr. Grewal on October 31, 2006 share options (“Options”) under the Company’s 2005 Equity Incentive Plan to purchase 90,000 Common Shares, at an exercise price equal to the closing price of the Common Shares as reported on the Nasdaq National Market System on October 31, 2006. The Options will vest over a four year period at the rate of 25% on October 2, 2007 and 6.25% quarterly thereafter.

In addition, the Company has agreed to enter into an executive retention arrangement with Mr. Grewal (the “Retention Agreement”) which provides that, if Mr. Grewal’s employment is terminated by the Company without cause (as defined in the Retention Agreement) or by Mr. Grewal for good reason (as defined in the Retention Agreement) prior to a change of control of the Company (as defined in the Retention Agreement), Mr. Grewal will receive severance payments equal to six months’ salary and bonus, based upon the highest annual salary and bonus paid or payable to Mr. Grewal during the five-year period prior to termination, and all other employment related benefits for six months following such termination. Upon a change of control of the Company, all Units and Options then held by Mr. Grewal will accelerate and become fully vested. Also, if Mr. Grewal’s employment is terminated by the successor company without cause or by Mr. Grewal for good reason following a change of control of the Company, the severance payment to Mr. Grewal is increased to one year’s salary and bonus and benefit continuation, and Mr. Grewal will have one year from the date of termination to exercise certain of the unexercised options he holds.

The Company has also agreed to pay Mr. Grewal certain amounts related to his relocation expenses, consisting of reimbursement of certain transportation and moving-related expenses, a lump-sum bonus of $24,000 to cover incidental household and personal expenses, and an interim commuting and temporary housing stipend of up to $6,000 per month payable for no more than 6 months. All such amounts must be repaid by Mr. Grewal to the Company on a pro rata basis if he terminates his employment for any reason prior to October 2, 2007.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 2, 2006, Harpreet Grewal joined VistaPrint USA, Incorporated as Executive Vice President and Chief Financial Officer, and will serve as principal financial and accounting officer of the Company. From August 2002 to September 2006, Mr. Grewal was Chief Financial Officer of Goldensource Corporation, a provider of enterprise data management solutions. Prior to joining Goldensource, from July 1999 to August 2002, Mr. Grewal was Chief Financial Officer of eGain Communications, a provider of customer service and contact center software. From 1996 to 1999, Mr. Grewal held a number of finance positions at PepsiCo, Inc. and its subsidiaries. Mr. Grewal earned a B.A. in economics from the University of California – Berkley in 1988 and an M.A. in international relations from John Hopkins University in 1994. Mr. Grewal is 40 years old.

The principal terms of Mr. Grewal’s employment arrangement with the Company as Executive Vice President and Chief Financial Officer are described under Item 1.01 of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02.

In connection with the appointment of Mr. Grewal as Chief Financial Officer as described above, on October 2, 2006, Robert S. Keane, Chairman, President and Chief Executive Officer of the Company and acting Chief Financial Officer, ceased to serve as acting Chief Financial Officer and principal financial and accounting officer of the Company. Mr. Keane will continue to serve as the Company’s Chairman, President and Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2006	VISTAPRINT LIMITED

	By:	/s/ Robert S. Keane
Robert S. Keane
President and Chief Executive Officer